Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Virax Biolabs Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.001 par value per share to be issued pursuant to the Virax Biolabs Group Limited 2024 Equity Incentive Plan, 2023 Equity Incentive Plan, and 2022 Equity Incentive Plan	457(h)	631,941	$1.98	$1,251,243.18	0.0001531	$191.57
		Total Offering Amounts					$191.57
		Total Fee Offsets			-	-	$-
		Net Fee Due					$191.57

(1)	Represents the maximum number of shares of ordinary shares, par value $0.001 per share of the Company issuable pursuant to the Virax Equity Plans being registered herein.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers such additional ordinary shares, as the Company may issue to prevent dilution from share splits, dividends and similar transactions.

(3)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based upon the average high and low price of the Company's ordinary shares as reported on The Nasdaq Capital Market on January 29, 2025.